Exhibit 99.1

FOR IMMEDIATE RELEASE

CAPTARIS COMPLETES ACQUISITION OF OCÉ DOCUMENT TECHNOLOGIES

Bellevue, Wash. — January 7, 2008 — Captaris, Inc. (NASDAQ:CAPA), a leading provider of software products that automate document-centric processes, announced today that it has completed the acquisition of Océ Document Technologies GmbH (ODT), a provider of software and solutions for document capture, text recognition and document classification. ODT has approximately 180 employees and maintains its global headquarters in Constance, Germany, and its North American office in Bethesda, Maryland. ODT had revenue of approximately EUR 22.7 million (USD $33.3 million) in 2007.

“This is a significant, transformative transaction for our company,” said David P. Anastasi, President and CEO of Captaris. “Our acquisition of ODT significantly increases the scale of our business, our international presence, and the depth of our technology capabilities. It also positions us well to pursue growth in the rapidly evolving distributed capture market. Leading document capture providers have leveraged ODT technology for years to create competitive advantage within their platforms. We intend to continue emphasizing these OEM relationships and believe that through leveraging the technology within Captaris platforms we can reach a considerably broader audience in the fastest growing segments of the capture market.”

“The revenue from the ODT business will diversify our revenue sources,” he added, “with approximately 35% of revenue following the acquisition expected to come from non-fax product lines and approximately 40% expected to come from international operations. We expect our shareholders to benefit from Captaris’ investment in the larger and higher growth document capture market as well as from the growth opportunities in the non-fax and international businesses. In addition to revenue growth from the acquisition, we anticipate achieving organic growth in 2008 from multiple initiatives focused at automating document-centric business processes through leveraging intelligence from captured images. We expect these initiatives to create substantial synergies with leading content management providers.”

Under the terms of the acquisition agreement, Captaris acquired ODT for approximately EUR 10.4 million in cash (USD $15.3 million), net of ODT’s cash balance as of the closing of approximately EUR 21.2 million (USD $31.1 million). Captaris also assumed ODT’s operating and financial liabilities, including approximately EUR 12.1 million (USD $17.8 million) in future retirement and bonus obligations. The purchase price is subject to adjustment following the closing based on ODT’s actual revenue for the year ended November 30, 2007. Captaris expects the acquisition to be accretive to earnings in 2008 excluding non-cash charges related to purchase accounting. ODT will be renamed and will operate under the name Captaris Document Technologies GmbH.

As previously announced David P. Anastasi, President and CEO, and Peter Papano, CFO, will present at the Needham & Company 10th Annual Growth Stock Conference in New York City on Wednesday, January 9th at 2:30 p.m. Eastern Time. The Company will host a live Web cast of the conference presentation that can be accessed from the web address http://www.wsw.com/webcast/needham21/capa/ or from the Investor Relations section of the Captaris website at www.captaris.com. The Web cast will be archived on the Company’s website until Wednesday, January 16th, 2008.

Updated revenue and earnings guidance reflecting the acquisition will be provided in the Captaris 2007 fourth quarter earnings conference call, which will be held in February 2008.

About Captaris, Inc.

Captaris, Inc. is a leading provider of software products that automate document centric business processes. Captaris specializes in document capture, recognition, routing, workflow, and delivery. Captaris integrated solutions provide interoperability with the leading line of business applications and technology platforms. Captaris products RightFax, Captaris Workflow, Alchemy and FaxPress are distributed through a global network of leading technology partners. Captaris customers include the entire Fortune 100 and the majority of the Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on NASDAQ Global Market under the symbol CAPA. For more information visit www.captaris.com.

About Océ Document Technologies

Océ Document Technologies GmbH is a world leader and competence partner for input management and the optimization of business processes. The company is also a global provider of products in the related core technologies such as scanning, character recognition and document interpretation. ODT products include ODT products include RecoStar, DOKuStar, DOKuStar Capture Suite, Single Click Entry, ID-Star, BUSY, Invoice CENTER, Tax CENTER, and Mail CENTER.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax and Captaris Workflow. FaxPress is a trademark of Castelle. RecoStar, DOKuStar, DOKuStar Capture Suite, Single Click Entry,ID-Star, BUSY, Invoice CENTER, Tax CENTER and Mail CENTER are trademarks of Océ Document Technologies GmbH. All other brand names and trademarks are the property of their respective owners.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that we can reach a broader audience in the fastest growing segments of the capture market; our expectations related to the post-acquisition sources of our revenue, the benefits of the transaction to our shareholders and the creation of synergies with content management providers; our anticipated organic growth in 2008; and our expectation that the acquisition will be accretive to 2008 earnings per share. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the inability to successfully integrate ODT, its products and employees into Captaris and achieve expected synergies, inability to retain ODT employees, the potential failure to maintain and expand the companies’ network of dealers and resellers or to establish and maintain strategic relationships, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could cause actual results to differ from the forward looking statements is included in Captaris’ quarterly reports on Form 10-Q filed in 2007 and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS
Captaris, Inc.	MKR Group, Inc.
Erika Simms	Todd Kehrli or Jim Byers
Treasury Analyst	(323) 468-2300
ErikaSimms@Captaris.com	capa@mkr-group.com